PBF Energy Reports Third Quarter 2013 Results, Declares Dividend of $0.30 Per Share

PARSIPPANY, NJ - October 31, 2013 - PBF Energy Inc. (NYSE: PBF) today reported a third quarter 2013 Operating Loss of $55.6 million versus Operating Income of $220.1 million for the third quarter of 2012. Adjusted Pro Forma Net Loss for the third quarter 2013 was $46.9 million, or $0.48 per share on a fully exchanged, fully diluted basis, as described below, compared to Adjusted Pro Forma Net Income of $112.9 million, or $1.17 per share, for the third quarter 2012. Net Loss attributable to PBF Energy Inc. for the quarter was $19.8 million.

Embedded in our reported earnings is an approximately $96 million non-cash LIFO charge related to the rising cost of our combined hydrocarbon inventory over the quarter. Based on commodity prices as of October 30, 2013, the majority of the third quarter non-cash LIFO charge has been recovered. Depending on rising or falling commodity prices, LIFO accounting can result in either a charge or benefit as the change in the current cost of PBF's combined crude and product inventory is reflected in the current period's earnings.

Throughput for the quarter averaged approximately 446,000 barrels per day, which was the low end of our guidance for the quarter. Throughput in the Mid-continent averaged approximately 147,900 barrels per day and throughput on the East Coast averaged approximately 298,100 barrels per day.

During the third quarter 2013, the company ran approximately 94,300 barrels per day of rail-delivered crudes through its East Coast system. The company did not use its full existing rail capacity of approximately 140,000 barrrels per day due to a contraction of differentials during August and September on both Bakken sweet crude and Canadian heavy crudes.

Tom Nimbley, PBF Energy's CEO, said, “East Coast market conditions were the big negative during the quarter. Bakken crude traded at less than a $10 discount to Dated Brent, while the WCS discount to Brent moved to less than $20 per barrel during the quarter. The fourth quarter to date shows a completely different picture with Bakken trading at about $20 under Dated Brent and WCS once again being offered at discounts of over $40 to Dated Brent.” Mr. Nimbley continued, “Our Toledo refinery also suffered high crude oil costs with Syncrude within a narrow range of WTI during the third quarter. Fourth quarter to date Syncrude is trading, on average, at approximately a $7 discount to WTI. The move in differentials thus far in the fourth quarter has been very positive and we are positioning our refineries to benefit from these conditions.”

Matt Lucey, PBF Energy's CFO, said, “PBF generated over $180 million of operating cash flow in the quarter. This, of course, reflects the non-cash LIFO charge mentioned above plus our efforts to return our inventories to normal operating levels.”

Renewable Fuels Standard
On October 30, 2013, PBF Energy's subsidiary, PBF Holding Company LLC, filed a Motion to Intervene in lawsuits previously filed by Monroe Energy, LLC and API against the EPA challenging the RFS standards for 2013. Also on October 30, PBF Holding filed with the EPA a Petition for Partial Waiver of the RFS mandate for 2014.

Commenting on the RFS, Mr. Nimbley said, “The company's third quarter results were negatively impacted by approximately $40 million of RINs expense. We expect RINs cost to drop in the fourth quarter based on the expected publication of the EPA's adjusted requirements for 2014. Average RINs prices for the fourth quarter are less than half of the third quarter levels. Additionally, PBF is utilizing all available venues to minimize the impact of RINs on our refining business.”

PBF Energy Inc. Declares Dividend
The company announced today that it will pay a quarterly dividend of $0.30 per share of Class A common stock on November 21, 2013 to holders of record as of November 15, 2013.

Adjusted Pro Forma Results
Adjusted Pro Forma results assume the exchange of all PBF Energy Company LLC Series A Units and dilutive securities into shares of PBF Energy Inc. Class A common stock on a one-for-one basis, resulting in the elimination of the noncontrolling interest and a corresponding adjustment to the company's tax provision.

Non-GAAP Measures
This earnings release, and the discussion during the management conference call, may include references to non-GAAP (Generally Accepted Accounting Principles) measures including Adjusted Pro Forma Net Income, Adjusted Pro Forma Net Income per fully exchanged, fully diluted share, gross refining margin, gross refining margin per barrel of throughput, EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization) and Adjusted EBITDA. PBF Energy Inc. believes that non-GAAP financial measures provide useful information about its operating performance and financial results. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives for, or superior to, comparable GAAP financial measures. PBF Energy Inc.'s non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Conference Call Information
PBF Energy's senior management will hold a conference call at 8:30 a.m. ET, Thursday, October 31, 2013, to discuss its earnings results and provide an update on company operations. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 1-866-953-6856 and the passcode 84834125. A replay of the call will be available approximately two hours following the completion of the call and can be accessed by dialing 1-888-286-8010 and entering the passcode 25357488. A live webcast of the conference call will also be available in the Investor Relations section of the company's web site at http://www.pbfenergy.com.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings, and those of the MLP, with the SEC, as well as the risk that an initial public offering of the MLP may not occur; risks relating to the securities markets generally; the impact of adverse market conditions affecting the company or its logistics business; the timing and structure of the planned MLP may change; unanticipated developments, regulatory approvals, changes in laws and other events may delay or negatively impact the planned MLP; the impact of the planned MLP on the company's relationships with its employees, customers and vendors and the company's credit rating and cost of funds; if the initial public offering occurs, no assurance can be given as to the value of the limited partnership interests of the planned MLP, the price at which they may trade or whether a liquid market may develop for such interests; and future opportunities that the company's Board of Directors may determine present greater potential value to stockholders than the planned MLP. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994

PBF ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$4,858,880	$5,395,206	$14,335,020	$15,188,327

Costs and expenses:
Cost of sales, excluding depreciation	4,663,697	4,932,645	13,394,777	13,871,884
Operating expenses, excluding depreciation	192,647	179,035	601,245	537,880
General and administrative expenses	30,748	38,942	79,983	78,042
(Gain) loss on sale of assets	(48)	20	(48)	(2,430)
Depreciation and amortization expense	27,435	24,455	81,530	67,419
	4,914,479	5,175,097	14,157,487	14,552,795

(Loss) income from operations	(55,599)	220,109	177,533	635,532

Other income (expense)
Change in fair value of contingent consideration	—	(692)	—	(2,076)
Change in fair value of catalyst lease	(2,363)	(5,952)	3,118	(6,929)
Interest expense, net	(26,242)	(26,901)	(69,561)	(86,753)
(Loss) income before income taxes	(84,204)	186,564	111,090	539,774
Income tax benefit	(19,311)	—	(898)	—
Net (loss) income	(64,893)	$186,564	111,988	$539,774
Less: net (loss) income attributable to noncontrolling interest	(45,045)		103,604
Net (loss) income attributable to PBF Energy Inc.	$(19,848)		$8,384

Net (loss) income available to Class A common stock per share:
Basic	(0.50)		0.28
Diluted	(0.50)		0.27
Weighted-average shares outstanding-basic	$39,575,429		$30,094,946
Weighted-average shares outstanding-diluted	$39,575,429		$30,748,901

Dividends per share	$0.30		$0.90

Adjusted pro forma net (loss) income and adjusted pro forma net (loss) income per fully exchanged, fully diluted shares outstanding(1):
Adjusted pro forma net (loss) income	$(46,920)	$112,871	$70,650	$326,563
Adjusted pro forma net (loss) income per fully exchanged, fully diluted share	$(0.48)	$1.17	$0.72	$3.35
Pro forma shares outstanding - diluted	96,819,101	96,819,101	97,473,056	97,473,056

(1) Adjusted Pro Forma information is presented in the table above as management believes that these Non-GAAP measures when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare the company’s results across the periods presented and facilitates an understanding of the company’s operating results. The company also uses this measure to evaluate its operating performance. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. The differences between Adjusted Pro Forma and U.S. GAAP results are explained in the "Reconciliation of Amounts Reported Under U.S. GAAP - Adjusted Pro Forma Net Income."

PBF ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in thousands)

	September 30,	December 31,
	2013	2012
Balance Sheet Data:
Cash and cash equivalents	$57,417	$285,884
Inventories	$1,472,637	$1,497,119
Total assets	$4,329,341	$4,253,702
Total long-term debt	$738,565	$729,980
Total equity	$1,648,836	$1,723,545

Total debt to capitalization ratio	31%	30%
Net debt to capitalization ratio	29%	20%

SUMMARIZED STATEMENT OF CASH FLOW DATA
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows provided by operations	$142,581	$468,822
Cash flows used in investing activities	(197,523)	(133,855)
Cash flows used in financing activities	(173,525)	(215,085)
Net (decrease) increase in cash and cash equivalents	(228,467)	119,882
Cash and cash equivalents, beginning of period	285,884	50,166
Cash and cash equivalents, end of period	$57,417	$170,048

PBF ENERGY INC. AND SUBSIDIARIES
MARKET INDICATORS AND KEY OPERATING INFORMATION
(Unaudited, amounts in thousands except as indicated)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Market Indicators (dollars per barrel)(1)	2013	2012	2013	2012
Dated Brent Crude	$110.29	$109.50	$108.46	$112.21
West Texas Intermediate (WTI) crude oil	$105.79	$92.10	$98.13	$96.13
Crack Spreads
Dated Brent (NYH) 2-1-1	$13.15	$17.87	$13.43	$14.55
WTI (Chicago) 4-3-1	$14.97	$35.00	$23.38	$28.05
Crude Oil Differentials
Dated Brent (foreign) less WTI	$4.50	$17.40	$10.33	$16.08
Dated Brent less Maya (heavy, sour)	$10.95	$12.06	$8.56	$10.51
Dated Brent less WTS (sour)	$4.81	$20.74	$12.48	$20.18
Dated Brent less ASCI (sour)	$5.92	$5.30	$4.37	$4.46
WTI less WCS (heavy, sour)	$23.89	$14.89	$22.37	$20.40
WTI less Bakken (light, sweet)	$4.75	$1.06	$2.92	$6.36
WTI less Syncrude (light, sweet)	$0.81	$(4.89)	$(2.23)	$1.37
Natural gas (dollars per MMBTU)	$3.56	$2.89	$3.69	$2.58

(1) As reported by Platts.

Key Operating Information
Production (barrels per day ("bpd") in thousands)	446.1	488.3	449.3	463.3
Crude oil and feedstocks throughput (bpd in thousands)	446.0	488.9	450.7	464.0
Total crude oil and feedstocks throughput (millions of barrels)	41.0	45.0	123.1	127.1
Gross refining margin per barrel of throughput (2)	$4.75	$10.29	$7.65	$10.35
Operating expense per barrel of throughput (3)	$4.69	$3.98	$4.89	$4.23
Crude and feedstocks (% of total throughput) (4):
Heavy	17%	11%	16%	16%
Medium	43%	51%	44%	48%
Light	30%	30%	32%	28%
Other feedstocks and blends	10%	8%	8%	8%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	45%	45%	45%	47%
Distillates and distillate blendstocks	37%	38%	37%	36%
Lubes	2%	2%	2%	2%
Chemicals	3%	3%	3%	3%
Other	13%	12%	13%	12%
Total yield	100%	100%	100%	100%

(2) Gross refining margin per barrel of throughput is a non-GAAP measure. We define it as gross margin, plus refinery operating expenses and depreciation and amortization, divided by total crude and feedstocks throughput. Refer to the "Reconciliation of Amounts Reported Under U.S. GAAP - Gross Refining Margin/Gross Refining Margin per Barrel of Throughput" provided below for additional information, including our rationale for the use of this non-GAAP measure.

(3) Represents refinery operating expenses, excluding depreciation and amortization, divided by total crude oil and feedstocks throughput.

(4)  We define heavy crude oil as crude oil with an American Petroleum Institute (API) gravity less than 24 degrees. We define medium crude oil as crude oil with an API gravity between 24 and 35 degrees. We define light crude oil as crude oil with an API gravity higher than 35 degrees.

PBF ENERGY INC. AND SUBSIDIARIES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited, amounts in thousands except as indicated)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Supplemental Operating Information - East Coast (Delaware City and Paulsboro)
Production (barrels per day ("bpd") in thousands)	295.9	333.0	308.6	317.1
Crude oil and feedstocks throughput (bpd in thousands)	298.1	335.9	311.3	316.6
Total crude oil and feedstocks throughput (millions of barrels)	27.4	30.9	85.0	86.7
Crude and feedstocks (% of total throughput) (1):
Heavy	26%	16%	23%	23%
Medium	42%	59%	45%	53%
Light	20%	14%	21%	13%
Other feedstocks and blends	12%	11%	11%	11%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	44%	44%	44%	44%
Distillates and distillate blendstocks	36%	39%	37%	37%
Lubes	3%	3%	3%	3%
Chemicals	2%	2%	2%	2%
Other	15%	12%	14%	14%
Total yield	100%	100%	100%	100%

Supplemental Operating Information - Mid-Continent (Toledo)
Production (bpd in thousands)	150.2	155.3	140.7	146.2
Crude oil and feedstocks throughput (bpd in thousands)	147.9	153.0	139.4	147.4
Total crude oil and feedstocks throughput (millions of barrels)	13.6	14.1	38.0	40.4
Crude and feedstocks (% of total throughput) (1):
Heavy	—%	—%	—%	—%
Medium	45%	36%	39%	36%
Light	51%	63%	58%	63%
Other feedstocks and blends	4%	1%	3%	1%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	47%	49%	48%	52%
Distillates and distillate blendstocks	39%	37%	38%	35%
Lubes	—%	—%	—%	—%
Chemicals	6%	6%	5%	5%
Other	8%	8%	9%	8%
Total yield	100%	100%	100%	100%

(1) We define heavy crude oil as crude oil with an American Petroleum Institute (API) gravity less than 24 degrees. We define medium crude oil as crude oil with an API gravity between 24 and 35 degrees. We define light crude oil as crude oil with an API gravity higher than 35 degrees.

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
ADJUSTED PRO FORMA NET (LOSS) INCOME
(Unaudited, in thousands, except share and per share data)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2013	2012	2013	2012
Net (loss) income attributable to PBF Energy Inc.		$(19,848)	—	$8,384	—
Add:	Net (loss) income attributable to the noncontrolling interest (1)	(45,045)	186,564	103,604	539,774
Less:	Income tax benefit (expense) (2)	17,973	(73,693)	(41,338)	(213,211)
Adjusted pro forma net (loss) income		$(46,920)	$112,871	$70,650	$326,563

Diluted weighted-average shares outstanding of PBF Energy Inc. (3)		39,575,429	—	30,748,901	—
Conversion of PBF LLC Series A Units (4)		57,243,672	96,819,101	66,724,155	97,473,056
Pro forma shares outstanding - diluted		96,819,101	96,819,101	97,473,056	97,473,056

Adjusted pro forma net (loss) income (per fully exchanged, fully diluted shares outstanding		$(0.48)	$1.17	$0.72	$3.35

(1) Represents the elimination of the noncontrolling interest associated with the ownership by the members of PBF Energy Company LLC other than PBF Energy Inc. as if such members had fully exchanged their Series A Units for shares of the company's Class A common stock.

(2) Represents an adjustment to apply PBF Energy's statutory tax rate of approximately 39.9% for the 2013 periods and 39.5% for the 2012 periods to the noncontrolling interest. The adjustment assumes the full exchange of existing PBF LLC Series A Units as described in (1) above.

(3) Represents weighted-average diluted shares outstanding assuming the conversion of all common stock equivalents, including options and warrants for units of PBF LLC Series A Units and options for shares of PBF Energy Class A common stock as calculated under the treasury stock method for the three and nine month period ended September 30, 2013. Common stock equivalents exclude the effects of options to purchase 753,750 shares of PBF Energy's Class A common stock because they are anti-dilutive.

(4) Represents an adjustment to weighted-average diluted shares to assume the full exchange of existing PBF LLC Series A Units as described in (1) above.

Non-GAAP Financial Measures

Adjusted Pro Forma information is presented in the table above as management believes that these Non-GAAP measures when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare the company’s results across the periods presented and facilitates an understanding of the company’s operating results. The company also uses this measure to evaluate its operating performance. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. The differences between Adjusted Pro Forma and U.S. GAAP results are explained in the footnotes to the table above.

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
GROSS REFINING MARGIN / GROSS REFINING MARGIN PER BARREL OF THROUGHPUT
(Unaudited, in thousands, except per barrel amounts)

	Three Months Ended		Three Months Ended
	September 30, 2013		September 30, 2012
		per barrel of		per barrel of
	$	throughput	$	throughput
Reconciliation of gross margin to gross refining margin:
Gross margin	$(21,580)	$(0.53)	$261,254	$5.81
Add: refinery operating expense	192,647	$4.69	179,035	$3.98
Add: refinery depreciation	24,116	$0.59	22,272	$0.50
Gross refining margin	$195,183	$4.75	$462,561	$10.29

	Nine Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2012
		per barrel of		per barrel of
	$	throughput	$	throughput
Reconciliation of gross margin to gross refining margin:
Gross margin	$266,927	$2.17	$716,267	$5.63
Add: refinery operating expense	601,245	$4.89	537,880	$4.23
Add: refinery depreciation	72,071	$0.59	62,296	$0.49
Gross refining margin	$940,243	$7.65	$1,316,443	$10.35

Non-GAAP Financial Measures

Gross refining margin is a non-GAAP measure because it excludes refinery operating expenses and depreciation and to investors because it is a better metric comparison to the industry refining margin benchmarks shown in the Market Indicators table above, as the industry benchmarks do not include a charge for refinery operating expenses and depreciation. Other companies in our industry may not calculate refining margin and refining margin per barrel in the same manner.

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
EBITDA AND ADJUSTED EBITDA
(Unaudited, in thousands)

		Three Months Ended September 30,		Nine Months Ended September 30,

		2013	2012	2013	2012
Reconciliation of net (loss) income to EBITDA:
Net (loss) income		$(64,893)	$186,564	$111,988	$539,774
Add:	Depreciation and amortization expense	27,435	24,455	81,530	67,419
Add:	Interest expense, net	26,242	26,901	69,561	86,753
Add:	Income tax benefit	(19,311)	—	(898)	—
EBITDA		$(30,527)	$237,920	$262,181	$693,946

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA		$(30,527)	$237,920	$262,181	$693,946
Add:	Stock based compensation	773	660	2,750	1,707
Add:	Change in tax receivable agreement liability	8,095	—	8,095	—
Add:	Non-cash change in fair value of catalyst lease obligations	2,363	5,952	(3,118)	6,929
Add:	Non-cash change in fair value of contingent consideration	—	692	—	2,076
Add:	Non-cash change in fair value of inventory repurchase obligations	888	21,925	(12,985)	9,716
Add:	Non-cash deferral of gross profit on finished product sales	(3,299)	21,668	(31,329)	18,229
Adjusted EBITDA		$(21,707)	$288,817	$225,594	$732,603

Non-GAAP Financial Measures

EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization) and Adjusted EBITDA, as presented in the tables above, are supplemental measures of performance that are not required by, or presented in accordance with, GAAP. We use these non-GAAP financial measures as a supplement to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. EBITDA and Adjusted EBITDA are measures of operating performance that are not defined by GAAP and should not be considered substitutes for net income as determined in accordance with GAAP.

In addition, because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they are not necessarily comparable to other similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.